Earnings Release November 2, 2023

Holly Energy Partners, L.P. Reports Third Quarter Results
•Reported net income attributable to HEP of $63.0 million or $0.50 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $94.4 million and Adjusted EBITDA of $118.5 million
Dallas, Texas -- Holly Energy Partners, L.P. ("HEP") (NYSE: HEP) today reported financial results for the third quarter of 2023. Net income attributable to HEP for the third quarter of 2023 was $63.0 million ($0.50 per basic and diluted limited partner unit), compared to $42.0 million ($0.33 per basic and diluted limited partner unit) for the third quarter of 2022.
Results for the third quarters of 2023 and 2022 reflect reductions to our equity in earnings of equity method investments of $4.3 million and $20.3 million, respectively, for HEP's 50% share of incurred and estimated environmental remediation and recovery expenses and estimated fines and penalties, net of insurance proceeds received, associated with a release of crude oil on the Osage Pipe Line Company, LLC ("Osage") pipeline that occurred on July 8, 2022. Excluding these reductions, net income attributable to HEP for the third quarters of 2023 and 2022 was $67.3 million ($0.53 per basic and diluted limited partner unit) and $62.2 million ($0.49 per basic and diluted limited partner unit), respectively. The increase in net income attributable to HEP in the third quarter of 2023 was mainly due to higher revenues associated with tariff increases that went into effect on July 1, 2023, partially offset by higher interest expense and higher general and administrative expenses.
Distributable cash flow was $78.5 million for the third quarter of 2023, a decrease of $0.3 million, or 0.3%, compared to the third quarter of 2022. HEP declared a quarterly cash distribution of $0.35 per unit on October 19, 2023.
Commenting on our 2023 third quarter results, Michael Jennings, Chief Executive Officer and President, stated, “HEP generated solid results during the quarter, supported by safe and reliable operations and strong volumes across our transportation and storage systems. We also announced a quarterly distribution of $0.35 per unit to be paid on November 10, 2023 to unitholders of record on October 30, 2023.”
Third Quarter 2023 Revenue Highlights
Revenues for the third quarter of 2023 were $158.4 million, an increase of $9.4 million compared to the third quarter of 2022. The increase was mainly due to tariff increases that went into effect on July 1, 2023 as well as more customer billings recognized as revenue rather than interest income under sales-type lease accounting.

•Revenues from our refined product pipelines were $34.6 million, an increase of $3.2 million compared to the third quarter of 2022. Shipments averaged 186.1 thousand barrels per day ("mbpd") compared to 205.7 mbpd for the third quarter of 2022. The volume decrease was mainly due to lower volumes on our product pipelines serving HF Sinclair Corporation's ("HF Sinclair") Navajo refinery. The increase in revenues was mainly due to tariff increases that went into effect on July 1, 2023 as well as more customer billings recognized as revenue rather than interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $9.1 million, an increase of $1.1 million compared to the third quarter of 2022. Shipments averaged 107.0 mbpd for the third quarter of 2023 compared to 137.0 mbpd for the third quarter of 2022. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HF Sinclair's Navajo and Tulsa refineries while revenues increased due to tariff increases on contractual minimum volume guarantees.

•Revenues from our crude pipelines were $41.4 million, an increase of $3.6 million compared to the third quarter of 2022. Shipments averaged 631.4 mbpd compared to 639.0 mbpd for the third quarter of 2022. The decrease in volumes was mainly attributable to lower volumes on our New Mexico and Texas crude pipelines as well as our crude pipeline servicing HF Sinclair's Tulsa refinery while revenues increased due to tariff increases that went into effect on July 1, 2023.

•Revenues from terminal, tankage and loading rack fees were $48.3 million, an increase of $3.9 million compared to the third quarter of 2022. Refined products and crude oil terminalled in the facilities averaged 802.4 mbpd compared to 620.9 mbpd for the third quarter of 2022. The increase in volumes was mainly due to higher volumes on the Sinclair Transportation Company LLC ("Sinclair Transportation") assets we acquired on March 14, 2022 and certain crude tanks. Revenues increased mainly due to higher revenues from the increased volumes on the acquired Sinclair Transportation assets as well as rate increases that went into effect on July 1, 2023.

•Revenues from refinery processing units were $25.0 million, a decrease of $2.4 million compared to the third quarter of 2022, and throughputs averaged 67.2 mbpd compared to 72.1 mbpd for the third quarter of 2022. The decrease in volumes was due to decreased throughputs at our El Dorado and Woods Cross refinery processing units. Revenues decreased mainly due to lower natural gas cost recoveries partially offset by rate increases on contractual minimum volume guarantees.

Nine Months Ended September 30, 2023 Revenue Highlights
Revenues for the nine months ended September 30, 2023 were $441.4 million, an increase of $36.4 million compared to the nine months ended September 30, 2022. The increase was mainly attributable to revenues from our Sinclair Transportation assets acquired on March 14, 2022, higher revenues on our Woods Cross refinery processing units, which were down for a scheduled turnaround in March 2022, and rate increases that went into effect on July 1, 2023, partially offset by lower revenues on our product pipelines servicing HF Sinclair's Navajo refinery.

•Revenues from our refined product pipelines were $88.4 million, an increase of $4.7 million compared to the nine months ended September 30, 2022. Shipments averaged 182.8 mbpd compared to 180.3 mbpd for the nine months ended September 30, 2022. The volume and revenue increases were mainly due to volumes on the acquired Sinclair Transportation assets, partially offset by lower volumes on our product pipelines servicing HF Sinclair's Navajo refinery due to lower throughput at the refinery.

•Revenues from our intermediate pipelines were $25.7 million, an increase of $2.6 million compared to the nine months ended September 30, 2022. Shipments averaged 108.6 mbpd compared to 126.6 mbpd for the nine months ended September 30, 2022. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HF Sinclair's Navajo refinery while revenues increased due to the acquired Sinclair Transportation intermediate pipelines as well as contractual minimum volume guarantees and rate increases that went into effect on July 1, 2023.

•Revenues from our crude pipelines were $112.6 million, an increase of $9.1 million compared to the nine months ended September 30, 2022. Shipments averaged 626.5 mbpd compared to 594.2 mbpd for the nine months ended September 30, 2022. The increase in volumes was mainly attributable to volumes on the acquired Sinclair Transportation crude pipelines. The increase in revenues was mainly due to the acquired Sinclair Transportation crude pipelines, higher revenues on our crude pipeline systems in New Mexico and Texas and rate increases that went into effect on July 1, 2023.

•Revenues from terminal, tankage and loading rack fees were $140.3 million, an increase of $14.3 million compared to the nine months ended September 30, 2022. Refined products and crude oil terminalled in the facilities averaged 755.2 mbpd compared to 575.2 mbpd for the nine months ended September 30, 2022. Volumes increased mainly due to volumes on the acquired Sinclair Transportation assets and certain crude tanks. Revenues increased mainly due to revenues from the increased volumes on the acquired Sinclair Transportation assets, higher butane blending revenues, and rate increases that went into effect on July 1, 2023.

•Revenues from refinery processing units were $74.4 million, an increase of $5.7 million compared to the nine months ended September 30, 2022. Throughputs averaged 60.1 mbpd compared to 69.9 mbpd for the nine months ended September 30, 2022. Revenues increased mainly due to higher revenues from our Woods Cross refinery processing units, which were down for a scheduled turnaround in March 2022, as well as rate increases. The decrease in volumes was primarily due to a turnaround at the El Dorado refinery.

Operating Costs and Expenses Highlights

Operating costs and expenses were $90.7 million and $256.7 million for the three and nine months ended September 30, 2023, respectively, representing increases of $1.3 million and $12.6 million from the three and nine months ended September 30, 2022, respectively. The nine-month increase was mainly due to operating costs and expenses associated with the acquired Sinclair Transportation assets as well as higher employee costs, partially offset by lower natural gas costs.

Interest Expense and Interest Income Highlights

Interest expense was $27.3 million and $79.7 million for the three and nine months ended September 30, 2023, respectively, representing increases of $4.3 million and $22.8 million from the three and nine months ended September 30, 2022, respectively. The increases were mainly due to higher interest rates on our long-term debt due to market interest rate increases on our senior secured revolving credit facility and our April 2022 issuance of $400 million in aggregate principal amount of 6.375% senior unsecured notes maturing in April 2027, the proceeds of which were used to partially repay outstanding borrowings under our senior secured credit facility following the funding of the cash portion of the Sinclair Transportation acquisition.

Interest income for the three and nine months ended September 30, 2023 totaled $20.3 million and $61.1 million, representing decreases of $3.9 million and $0.2 million compared to the three and nine months ended September 30, 2022, respectively. The decreases were mainly due to more pipeline tariffs recognized as revenue rather than interest income under sales-type lease accounting.

HEP and HF Sinclair have scheduled a joint webcast conference on November 2, 2023 at 9:30 a.m. Eastern time to discuss financial results.

This webcast may be accessed at:

https://events.q4inc.com/attendee/172908001

An audio archive of this webcast will be available using the above noted link through November 16, 2023.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P. (“HEP” or the “Partnership”), headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HF Sinclair Corporation ("HF Sinclair"). The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington and Wyoming, as well as refinery processing units in Kansas and Utah.

HF Sinclair, headquartered in Dallas, Texas, is an independent energy company that produces and markets high value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,500 branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in HEP.

The statements in this press release contain various "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this press release, words such as “anticipate,” “project,” “expect,” “will,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These forward-looking statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission (the “SEC”). Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements or affect our unit price. These factors include, but are not limited to:

•the risk that the transactions contemplated by the Agreement and Plan of Merger, dated August 15, 2023 (the “Merger Agreement”), which provides for the merger of a subsidiary of HF Sinclair with and into HEP, with HEP surviving as an indirect wholly owned subsidiary of HF Sinclair (such merger, together with the other transactions contemplated by the Merger Agreement, being referred to herein as the “HF Sinclair Merger Transaction”) are not consummated during the expected timeframe, or at all;
•failure to obtain the required approvals for the HF Sinclair Merger Transaction, including the ability to obtain the requisite approvals from HF Sinclair stockholders or our unitholders;
•the substantial transaction-related costs that may be incurred by HF Sinclair and us in connection with the HF Sinclair Merger Transaction;
•the possibility that financial projections by us may not prove to be reflective of actual future results;
•the focus of management time and attention on the HF Sinclair Merger Transaction and other disruptions arising from the HF Sinclair Merger Transaction, which may make it more difficult to maintain relationships with customers, employees or suppliers;
•legal proceedings that may be instituted against HF Sinclair or us in connection with the HF Sinclair Merger Transaction;
•the demand for and supply of crude oil and refined products, including uncertainty regarding the increasing societal expectations that companies address climate change;

•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;
•the economic viability of HF Sinclair, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in the markets we serve;
•our ability to purchase operations and integrate the operations we have acquired or may acquire, including the acquired Sinclair Transportation business;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;
•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, infection in the workforce, weather events, global health events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting our operations, terminal facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of our suppliers, customers, or third-party providers or lower gross margins due to the economic impact of inflation and labor costs, and any potential asset impairments resulting from, or the failure to have adequate insurance coverage for or receive insurance recoveries from, such actions;
•the effects of current and future government regulations and policies, including increases in interest rates;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;
•uncertainty regarding the effects and duration of global hostilities, including the Israel-Gaza conflict, the Russia-Ukraine war, and any associated military campaigns which may disrupt crude oil supplies and markets for refined products and create instability in the financial markets that could restrict our ability to raise capital;
•general economic conditions, including economic slowdowns caused by a local or national recession or other adverse economic condition, such as periods of increased or prolonged inflation;
•the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and
•other business, financial, operational and legal risks and uncertainties detailed from time to time in our SEC filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the nine months ended September 30, 2023 and 2022.

	Three Months Ended September 30,		Change from
	2023	2022	2022
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$25,972	$24,731	$1,241
Affiliates – intermediate pipelines	9,059	7,988	1,071
Affiliates – crude pipelines	25,540	23,169	2,371
	60,571	55,888	4,683
Third parties – refined product pipelines	8,640	6,694	1,946
Third parties – crude pipelines	15,831	14,565	1,266
	85,042	77,147	7,895
Terminals, tanks and loading racks:
Affiliates	43,722	39,557	4,165
Third parties	4,602	4,875	(273)
	48,324	44,432	3,892

Refinery processing units - Affiliates	24,994	27,423	(2,429)

Total revenues	158,360	149,002	9,358
Operating costs and expenses
Operations (exclusive of depreciation and amortization)	58,422	60,470	(2,048)
Depreciation and amortization	24,362	25,236	(874)
General and administrative	7,947	3,751	4,196
	90,731	89,457	1,274
Operating income	67,629	59,545	8,084

Equity in earnings of equity method investments	3,581	(16,334)	19,915
Interest expense, including amortization	(27,285)	(22,965)	(4,320)
Interest income	20,294	24,234	(3,940)
Gain on sale of assets and other	708	494	214
	(2,702)	(14,571)	11,869
Income before income taxes	64,927	44,974	19,953
State income tax expense	(16)	(38)	22
Net income	64,911	44,936	19,975
Allocation of net income attributable to noncontrolling interests	(1,886)	(2,985)	1,099
Net income attributable to Holly Energy Partners	$63,025	$41,951	$21,074
Limited partners’ earnings per unit – basic and diluted	$0.50	$0.33	$0.17
Weighted average limited partners’ units outstanding	126,440	126,440	—
EBITDA(1)	$94,394	$65,956	$28,438
Adjusted EBITDA(1)	$118,514	$110,092	$8,422
Distributable cash flow(2)	$78,465	$78,731	$(266)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	152,541	167,618	(15,077)
Affiliates – intermediate pipelines	107,019	137,049	(30,030)
Affiliates – crude pipelines	426,418	507,419	(81,001)
	685,978	812,086	(126,108)
Third parties – refined product pipelines	33,549	38,040	(4,491)
Third parties – crude pipelines	204,970	131,622	73,348
	924,497	981,748	(57,251)
Terminals and loading racks:
Affiliates	761,956	583,089	178,867
Third parties	40,440	37,782	2,658
	802,396	620,871	181,525

Refinery processing units - Affiliates	67,192	72,065	(4,873)

Total for pipelines and terminal assets (bpd)	1,794,085	1,674,684	119,401

.

	Nine Months Ended September 30,		Change from
	2023	2022	2022
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$64,092	$62,511	$1,581
Affiliates – intermediate pipelines	25,659	23,015	2,644
Affiliates – crude pipelines	70,872	62,417	8,455
	160,623	147,943	12,680
Third parties – refined product pipelines	24,288	21,169	3,119
Third parties – crude pipelines	41,731	41,134	597
	226,642	210,246	16,396
Terminals, tanks and loading racks:
Affiliates	121,039	108,997	12,042
Third parties	19,303	17,008	2,295
	140,342	126,005	14,337

Refinery processing units - Affiliates	74,425	68,719	5,706

Total revenues	441,409	404,970	36,439
Operating costs and expenses
Operations	163,706	156,994	6,712
Depreciation and amortization	74,922	74,397	525
General and administrative	18,094	12,745	5,349
	256,722	244,136	12,586
Operating income	184,687	160,834	23,853

Equity in earnings of equity method investments	11,008	(7,261)	18,269
Interest expense, including amortization	(79,711)	(56,951)	(22,760)
Interest income	61,050	61,212	(162)
Gain on sale of assets and other	983	640	343
	(6,670)	(2,360)	(4,310)
Income before income taxes	178,017	158,474	19,543
State income tax expense	(18)	(83)	65
Net income	177,999	158,391	19,608
Allocation of net income attributable to noncontrolling interests	(7,223)	(10,089)	2,866
Net income attributable to Holly Energy Partners	$170,776	$148,302	$22,474
Limited partners’ earnings per unit—basic and diluted	$1.35	$1.22	$0.13
Weighted average limited partners’ units outstanding	126,440	120,902	5,538
EBITDA(1)	$264,377	$218,521	$45,856
Adjusted EBITDA(1)	$330,591	$299,673	$30,918
Distributable cash flow(2)	$235,648	$221,643	$14,005

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	144,082	138,608	5,474
Affiliates – intermediate pipelines	108,579	126,550	(17,971)
Affiliates – crude pipelines	429,965	460,641	(30,676)
	682,626	725,799	(43,173)
Third parties – refined product pipelines	38,702	41,646	(2,944)
Third parties – crude pipelines	196,552	133,598	62,954
	917,880	901,043	16,837
Terminals and loading racks:
Affiliates	710,905	534,305	176,600
Third parties	44,263	40,923	3,340
	755,168	575,228	179,940

Refinery processing units - Affiliates	60,131	69,903	(9,772)

Total for pipelines and terminal assets (bpd)	1,733,179	1,546,174	187,005

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus or minus (i) interest expense, (ii) interest income, (iii) state income tax expense and (iv) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus or minus (i) our share of Osage environmental remediation costs included in equity in earnings of equity method investments, (ii) acquisition integration and regulatory costs, (iii) tariffs and fees not included in revenues due to impacts from lease accounting for certain tariffs and fees and (iv) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)
Net income attributable to Holly Energy Partners	$63,025	$41,951	$170,776	$148,302
Add (subtract):
Interest expense	27,285	22,965	79,711	56,951
Interest income	(20,294)	(24,234)	(61,050)	(61,212)
State income tax expense	16	38	18	83
Depreciation and amortization	24,362	25,236	74,922	74,397
EBITDA	94,394	65,956	264,377	218,521
Share of Osage environmental remediation costs	69	20,297	1,289	20,297
Acquisition integration and regulatory costs	4,285	373	5,757	2,095
Tariffs and fees not included in revenues	21,372	25,072	63,987	63,579
Lease payments not included in operating costs	(1,606)	(1,606)	(4,819)	(4,819)
Adjusted EBITDA	$118,514	$110,092	$330,591	$299,673
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In thousands)
Net income attributable to Holly Energy Partners	$63,025	$41,951	$170,776	$148,302
Add (subtract):
Depreciation and amortization	24,362	25,236	74,922	74,397
Amortization of discount and deferred debt charges	1,088	1,060	3,241	2,863
Customer billings greater than net income recognized	2,138	(587)	11,908	34
Maintenance capital expenditures(3)	(5,859)	(4,679)	(13,597)	(15,262)
Increase (decrease) in environmental liability	(1,550)	5,364	(2,553)	5,120
Share of Osage insurance coverage	—	12,500	500	12,500
Reimbursable deferred revenue	(3,620)	(3,538)	(12,534)	(10,127)
Other	(1,119)	1,424	2,985	3,816
Distributable cash flow	$78,465	$78,731	$235,648	$221,643

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.
Set forth below is certain balance sheet data.

	September 30,	December 31,
	2023	2022
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$11,223	$10,917
Working capital	$15,594	$17,293
Total assets	$2,707,434	$2,747,502
Long-term debt	$1,468,505	$1,556,334
Partners' equity	$896,066	$857,126

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President,
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214-954-6511